Exhibit 10.4

Execution Version

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of February 21, 2024, by and between AltEnergy Acquisition Corp., a Delaware corporation (“Parent”), Car Tech, LLC, an Alabama limited liability company (the “Company”), and the undersigned (“Holder”).

WHEREAS, as of the date hereof, Holder is a holder of Company Units, shares of Parent Common Stock or Parent Private Warrants, as applicable, in such amounts as set forth underneath Holder’s name on the signature page hereto;

WHEREAS, Parent, Car Tech Merger Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are party to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”);

WHEREAS, pursuant to and subject to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, the separate limited liability company existence of Merger Sub will cease, and the Company will be the surviving company and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, contemporaneously with the effective time of the Merger, (a) all Company Units will be converted into the right to receive shares of Parent Common Stock, and (b) AltEnergy Acquisition Sponsor, LLC, a Delaware limited liability company and the sponsor of Parent (the “Sponsor”), will transfer 4,800,000 Parent Private Warrants held by the Sponsor (the “Transfer Warrants”) to the Company Members; and

WHEREAS, pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto desire to enter into this Agreement, pursuant to which:

a. (i) all shares of Parent Common Stock and all Parent Private Warrants (for the avoidance of doubt, excluding the Transfer Warrants) currently held by the Sponsor or B. Riley Principal Investments, LLC, a Delaware limited liability company (“B. Riley”), or to be held by the Sponsor or B. Riley immediately following the Closing, together with all shares of Parent Common Stock to be acquired by the Sponsor or B. Riley from time to time after the Closing upon the exercise of such Parent Private Warrants, and (ii) all shares of Parent Common Stock and all Transfer Warrants to be held by the Company Members immediately following the Closing, together with all shares of Parent Common Stock to be acquired by the Company Members from time to time after the Closing upon the exercise of such Transfer Warrants (clauses (i) and (ii) collectively, the “Restricted Securities”), shall be or shall become, as applicable, subject to the restrictions set forth in Section 2 hereof; provided however, that the Restricted Securities shall exclude (A) 500,000 shares of Parent Common Stock currently held by Sponsor (the “Unrestricted Sponsor Shares”), which Unrestricted Sponsor Shares shall not be subject to the restrictions set forth in Section 2 hereof so long as (I) such shares are not held by Sponsor or its Affiliates as of the Closing or immediately thereafter, and (II) Sponsor notifies Parent in writing prior to the Closing of the names of the holders of such Unrestricted Sponsor Shares and the allocation of such Unrestricted Sponsor Shares to such holders; and (B) 500,000 shares of Parent Common Stock to be acquired by Company Members (“Unrestricted Company Member Shares”), which Unrestricted Company Member Shares shall not be subject to the restrictions set forth in Section 2 hereof so long as (I) such shares are not held by Shinyoung or its Affiliates as of the Closing or immediately thereafter, and (II) the Company notifies Parent in writing prior to the Closing of the names of the holders of such Unrestricted Company Member Shares and the allocation of such Unrestricted Company Member Shares to such holders; and

b. (i) 4,000,000 of the shares of Parent Common Stock constituting Restricted Securities to be held by the Sponsor immediately following the Closing (the “Sponsor Earnout Shares”) and (ii) 4,000,000 of the Restricted Securities designated as “Earnout Shares” under the Merger Agreement to be held by the Company Members immediately following the Closing (the “Company Member Earnout Shares”; and together with the Sponsor Earnout Shares, the “Earnout Shares”) shall become subject to the special restrictions set forth in Section 3 hereof upon the Closing;

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement

2.Lock-Up.

a. Except as expressly provided otherwise herein, Holder hereby agrees not to Transfer (as defined below) any Restricted Securities until the expiration of the Lock-Up Period (as defined below) (such restrictions, the “Lock-Up”).

b. The Lock-Up shall not apply to any Transfer of Restricted Securities that constitutes a Permitted Transfer (as defined below); provided, however, that any such Transfer shall be conditioned upon the transferee executing and delivering to Parent an agreement, in substantially the same form as this Agreement, acknowledging that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement (as if the transferee were Holder hereunder), and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement.

As used herein, “Transfer” means (i) the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (ii) the entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) the public announcement of any intention to effect any transaction, including the filing of a registration statement, provided for in clauses (i) or (ii). For the avoidance of doubt, the exercise or conversion of a derivative security shall not constitute a “Transfer” under this Agreement; provided, however, that any shares of Parent Common Stock received upon such exercise or conversion of a derivative security shall constitute Restricted Securities hereunder.

As used in this Agreement, the term “Permitted Transfer” means a Transfer made: (A) in the case of a Holder that is an individual, (1) by gift to one of such Holder’s Family Members, (2) to an estate planning vehicle or trust, in either case the beneficiary of which is one or more of such Holder’s Family Members, (3) to a charitable organization, (4) by virtue of Laws of descent and distribution upon the death of such Holder or (5) pursuant to a qualified domestic relations order; (B) in the case of a Holder that is an entity, (1) by distributions from such Holder to its members, partners or stockholders, (2) by virtue of applicable Law or such Holder’s organizational documents upon liquidation or dissolution of such Holder or (3) to any employees, officers, directors or members of such Holder or any of its Affiliates or (C) to any Affiliate of Holder.

c. The Restricted Securities will automatically be released from the Lock-Up, without any action by any Person, as follows (the “Lock-Up Period”):

i. 50% of the Restricted Securities shall be released from the Lock-Up on the twelve-month anniversary of the Closing Date;

ii. 25% of the Restricted Securities shall be released from the Lock-Up on the eighteen-month anniversary of the Closing Date; and

iii. the final 25% of the Restricted Securities shall be released from the Lock-Up on the twenty-four-month anniversary of the Closing Date.

In addition to the foregoing, to the extent not previously released from the Lock-Up in accordance with the above schedule, all of the Restricted Securities will be released from the Lock-Up on the date on which, following the Closing, Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their equity holdings in Parent for cash, securities or other property.

d. For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of Parent during the Lock-Up Period and the Earnout Period, including the right to vote and receive dividends with respect to the Restricted Securities (including those Restricted Securities that constitute Earnout Shares).

e. For the avoidance of doubt, notwithstanding the expiration of the Lock-Up Period as provided for in this Section 2, any Earnout Shares for which the applicable Triggering Event (as defined below) has not yet occurred shall remain subject to the special restrictions as provided for in Section 3 hereof.

3.Earnout Shares.

a. No Holder shall Transfer all or any portion of a block of fifty percent (50%) of the Earnout Shares held by such Holder (i.e. for avoidance of doubt, 2,000,000 Sponsor Earnout Shares and 2,000,000 Company Member Earnout Shares held in the aggregate by all Company Members) (the “Block A Earnout Shares;” of which (i) ninety-two and one-half percent (92.5%) (i.e. for avoidance of doubt, 1,850,000 Sponsor Earnout Shares and 1,850,000 Company Member Earnout Shares held in the aggregate by all Company Members) shall be designated “Block A-1 Earnout Shares” and (ii) seven and one-half percent (7.5%) (i,e, for avoidance of doubt, 150,000 Sponsor Earnout Shares and 150,000 Company Member Earnout Shares held in the aggregate by all Company Members) shall be designated “Block A-2 Earnout Shares”), unless and until either (i) the closing price of shares of Parent Common Stock on the principal securities exchange or securities market on which the Parent Common Stock is then traded equals or exceeds $14.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period (as defined below) or (ii) immediately prior to the consummation of a Block A Change of Control (as defined below) during the Earnout Period (each of clauses (i) and (ii), a “Block A Triggering Event”). If a Block A Triggering Event does not occur or a Block A Forfeiting Change of Control (as defined below) is consummated during the Earnout Period, the Block A Earnout Shares shall be automatically forfeited and cancelled for no consideration at the end of the Earnout Period or immediately prior to the consummation of such Block A Forfeiting Change of Control, as applicable.

b. No Holder shall Transfer all or any portion of the remaining Earnout Shares held by such Holder (the “Block B Earnout Shares”) unless and until either (i) the closing share price of shares of Parent Common Stock on the principal securities exchange or securities market on which the Parent Common Stock is then traded equals or exceeds $18.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period or (ii) immediately prior to the consummation of a Block B Change of Control (as defined below) during the Earnout Period (each of clauses (i) and (ii), a “Block B Triggering Event”, and together with a Block A Triggering Event, a “Triggering Event”). If a Block B Triggering Event does not occur or a Block B Forfeiting Change of Control (as defined below) is consummated during the Earnout Period, the Block B Earnout Shares shall be automatically forfeited and cancelled for no consideration at the end of the Earnout Period or immediately prior to the consummation of such Block B Forfeiting Change of Control, as applicable.

c. In the event of a Non-Triggering Change of Control, Parent and its Affiliates shall cause the purchaser or surviving entity in such transaction (to the extent not otherwise the Company) to assume the restrictions and conditions with respect to the Earnout Shares or other equity securities issued in exchange for the Earnout Shares set forth in Section 3(a) and 3(b), with appropriate adjustments as contemplated by Section 3(f) or as otherwise deemed necessary by the Board of Directors of Parent to maintain substantially equivalent terms of the Earnout Shares before and after the Non-Triggering Change of Control.

d. The restrictions set forth in Section 3(a) and 3(b) shall not apply to any Transfer of Earnout Shares that constitutes a Permitted Transfer (as defined in Section 2); provided, however, that any such Transfer shall be conditioned upon the transferee executing and delivering to Parent an agreement, in substantially the same form as this Agreement, acknowledging that the transferee is receiving and holding the Earnout Shares subject to the provisions of this Agreement (as if the transferee were Holder hereunder), and there shall be no further Transfer of such Earnout Shares except in accordance with this Agreement.

e. Notwithstanding the foregoing, in the event that Shinyoung purchases Parent Private Warrants held by the Sponsor under the Warrant Transfer and Option Agreement (for the avoidance of doubt, other than pursuant to the right of first refusal therein), then a percentage of the Earnout Shares held by the Sponsor and its Permitted Transferees equal to the Warrant Option Exercise Percentage (as defined below) shall be automatically released from the restrictions set forth in this Section 3 and shall no longer be subject to forfeiture or cancellation under this Section 3. As used herein, “Warrant Option Exercise Percentage” means, expressed as a percentage, the quotient of (i) the number of Parent Private Warrants held by the Sponsor which are purchased by Shinyoung under the Warrant Transfer and Option Agreement (for the avoidance of doubt, other than pursuant to the right of first refusal therein), divided by the aggregate number of Parent Private Warrants held by the Sponsor immediately prior to such purchase.

f. Notwithstanding the foregoing or anything else herein to the contrary, if Parent shall, at any time or from time to time, after the date of the Merger Agreement effect a stock split, reverse stock split, stock dividend, reorganization, merger, recapitalization, reclassification, combination, exchange of shares or other similar change or transaction affecting the outstanding shares of Parent Common Stock, the numbers of Block A Earnout Shares and Block B Earnout Shares subject to the restrictions set forth in, and the stock price targets set forth in, Section 3(a) and Section 3(b) (included as embedded in the definitions of Block A Change of Control and Block B Change of Control) shall be equitably adjusted for such stock split, reverse stock split, stock dividend, reorganization, merger, recapitalization, reclassification, combination, exchange of shares or other similar change or transaction. Any adjustment under this Section 3 shall become effective at the close of business on the date the stock split, reverse stock split, stock dividend, reorganization, merger, recapitalization, reclassification, combination, exchange of shares or other similar change or transaction becomes effective.

g. As used herein:

i. “Block A Change of Control” means a Cashout Change of Control (as defined below) which implies a value per share of Parent Common Stock that equals or exceeds $14.00 per share, as determined by the Board of Directors of Parent in good faith after including all of the Block A Earnout Shares in such determination.

ii. “Block A Forfeiting Change of Control” means a Cashout Change of Control which implies a value per share of Parent Common Stock that is less than $14.00 per share, as determined by the Board of Directors of Parent in good faith after including all of the Block A Earnout Shares in such determination.

iii. “Block B Change of Control” means a Cashout Change of Control which implies a value per share of Parent Common Stock that equals or exceeds $18.00 per share, as determined by the Board of Directors of Parent in good faith after including all of the Block B Earnout Shares and Block A Earnout Shares (to the extent outstanding) in such determination.

iv. “Block B Forfeiting Change of Control” means a Cashout Change of Control which implies a value per share of Parent Common Stock that is less than $18.00 per share, as determined by the Board of Directors of Parent in good faith after including all of the Block B Earnout Shares and Block A Earnout Shares (to the extent outstanding) in such determination.

v. “Cashout Change of Control” means a Change of Control where all of the Parent Common Stock and other equity securities of Parent outstanding immediately prior to such Change of Control is sold, transferred, exchanged or redeemed exclusively for cash, and not for other securities or non-cash consideration (other than non-cash consideration that is immaterial in the context of the overall transaction, as determined by the Board of Directors in good faith).

vi. “Change of Control” means, other than the transactions contemplated by the Merger Agreement, (A) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity securities that represent more than 50% of the total voting power of Parent (for the avoidance of doubt, excluding Shinyoung, the Sponsor or their Affiliates), or (B) a sale or disposition of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis, in each case that results in shares of Parent Common Stock being converted into cash or other consideration (including equity securities of another Person) (other than a transaction or series of related transactions where shares of Parent Common Stock are converted into equity securities of another Person who has substantially similar equity ownership to Parent immediately prior to such transaction or series of related transactions).

vii. “Earnout Period” means (A) with respect to the Block A-1 Earnout Shares, the period from (and excluding) the Closing Date to (and including) the day that is the fifth (5th) anniversary of the Closing Date, and (B) with respect to the Block A-2 Earnout Shares and the Block B Earnout Shares, the period from (and excluding) the Closing Date to (and including) the day that is the tenth (10th) anniversary of the Closing Date.

viii. “Non-Triggering Change of Control” means a Change of Control that does not constitute a Cashout Change of Control.

h. For the avoidance of doubt, notwithstanding the occurrence of a Triggering Event as provided for in this Section 3, any Restricted Securities for which the applicable Lock-Up Period release date has not yet occurred shall remain subject to the Lock-Up as provided for in Section 2 hereof.

4. Miscellaneous.

a. Open Market Purchases. Notwithstanding any provision of this Agreement to the contrary, the Restricted Securities shall exclude, and the restrictions set forth in Section 2 and Section 3 shall not apply to, any shares of Parent Common Stock acquired by Holder in open market transactions after the Closing Date.

b. Transfers.

i. If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Parent shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose.

ii. Until the end of both the Lock-Up Period and the Earnout Period, stop transfer orders shall be placed against the Restricted Securities and each certificate or book entry position statement evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF FEBRUARY 21, 2024, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

c. Termination of the Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

d. Sponsor Operating Agreement. For purposes of clarification, as it relates to the Sponsor Earnout Shares, the Earnout Period shall constitute a “Lockup Period” under that certain Amended and Restated Limited Liability Company Agreement of the Sponsor, dated as July 6, 2021, as it may be amended from time to time.

e. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time without the prior written consent of Parent and the Company.

f. Third Parties. Nothing contained in this Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or a successor or permitted assign of a party hereto.

g. Governing Law. This Agreement, the rights of the parties hereunder, and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. The provisions of Section 11.6 (Governing Law) and Section 11.14 (Jurisdiction; Waiver of Jury Trial) of the Merger Agreement are expressly incorporated herein and shall apply to this Agreement mutatis mutandis, with references to the Merger Agreement in such provisions deemed to reference this Agreement and references to the “Parties” in such provisions deemed to reference the parties hereto.

h. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

i. Construction; Interpretation. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any such party.

j. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) upon receipt thereof, to the other parties hereto as follows:

If to Parent, to:	With a copy (which will not constitute notice) to:

AltEnergy Acquisition	Morrison Cohen LLP
600 Lexington Avenue, 9th Floor	909 Third Avenue, 27th Floor
New York, NY 10022	New York, NY 10022
Attn: Russell Stidolph	Attn: Jack Levy (email: jlevy@morrisoncohen.com)
(email: rstidolph@altenergyllc.com)	Walter Rahmey (email: wrahmey@morrisoncohen.com)

If to the Company, to:	With a copy (which shall not constitute notice) to:

Car Tech, LLC	Dorsey & Whitney LLP
600 Car Tech 1400	Wewatta St #400
Opelika, AL 26801	Denver, CO 80202
Attn: Jonghoon Ha	Attn: Anthony Epps (email: epps.anthony@dorsey.com)
(email: jhha@shym.co.kr)	Dan Miller (email: miller.dan@dorsey.com)

If to a Holder, to the address set forth below such Holder’s name on the signature page to this Agreement.

k. Amendments and Waivers. This Agreement may be amended or modified only with the written consent of Parent, the Company and the Majority Holders. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. As used herein, “Majority Holders” means (i) the holders of a majority of the Restricted Securities held by the Company Members immediately following the Closing (measured on a fully-diluted basis), (ii) the holders of a majority of the Restricted Securities held by the Sponsor and B. Riley immediately following the Closing (measured on a fully-diluted basis), (iii) the Sponsor and (iv) to the extent any amendment or modification would have a disproportionate adverse effect on any Holder relative to the other Holders, such Holder. For the avoidance of doubt, any changes to the terms of the Earnout Shares made pursuant to Section 3(c) shall not require approval pursuant to this Section 4(k).

l. Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Parent, and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of Parent and the Company shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

m. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, however, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Agreements. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Parent and the Company, and or any of the obligations of Holder under any other agreement between Holder and Parent or the Company, or any certificate or instrument executed by Holder in favor of Parent or the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or the Company or any of the obligations of Holder under this Agreement.

n. Further Assurances. From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

o. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf,” “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable Law.

p. Sponsor Transfer. The Sponsor hereby represents to the Company Members that, as of the date hereof, the Sponsor is the record holder of (i) 5,500,000 shares of Parent Class A Common Stock, and (ii) Parent Private Warrants to acquire 11,600,000 shares of Parent Class A Common Stock (as well as 250,000 shares of Parent Class B Common Stock, which will be surrendered and forfeited to Parent pursuant to the Non-Redemption Agreements). In the event of a breach of the foregoing representation such that, as of the date hereof, the Sponsor is the record holder of a different number of shares of Parent Class A Common Stock or a different number of Parent Private Warrants, the Sponsor shall transfer to the Company Members a number of shares of Parent Class A Common Stock or Parent Private Warrants, as applicable, equal to the difference, with each Company Member receiving its pro rata portion of the Warrant Consideration in accordance with the number of Company Units held by the Company Members as of immediately prior to the Effective Time. Any such transfer shall occur promptly following written notice of such breach provided by the Company Members, provided, however, that no such transfer shall occur until after the Closing Date.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Lock-Up Agreement to be duly executed as of the date first above written.

PARENT:

AltEnergy Acquisition Corp.

By:	/s/ Russell Stidolph
Name:	Russell Stidolph
Title:	Chief Executive Officer

THE COMPANY:

Car Tech, LLC

By:	/s/ Jonghoon Ha
Name:	Jonghoon Ha
Title:	Executive Director

[Signature Page to Lock-up Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Lock-Up Agreement to be duly executed as of the date first above written.

HOLDER:

Name of Holder:

By:
Name:
Title:

Number and Type of Securities:

Company Units:

Parent Common Stock:

Parent Private Warrants:

Address:

Telephone:

Email:

[Signature Page to Lock-up Agreement]